Exhibit 23.0

Accountants and Business Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 5, 2006, accompanying the consolidated financial statements in the Annual Report of Western Sizzlin Corporation on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Greensboro, North Carolina

September 7, 2006

300 North Greene Street

Suite 800

Greensboro, NC 27401

T   336.271.3900

F   336.271.3910

W  www.grantthornton.com

Grant Thornton LLP

US Member of Grant Thornton International